Exhibit 10-h-6

AMENDED & RESTATED

ROCKWELL COLLINS 2005
NON-QUALIFIED PENSION PLAN

Effective as of January 1, 2005

AMENDED & RESTATED
ROCKWELL COLLINS 2005
NON-QUALIFIED PENSION PLAN

The purpose of this Plan is to provide benefits in excess of the Benefit Limitation (as defined below) to a group of employees and to provide benefits in excess of the Compensation Limit (as defined below) to a select group of management and highly compensated employees of Rockwell Collins, Inc. and its affiliates.  This Plan also provides benefits in excess of the benefits provided under the Company Pension Plan (as defined below) to a select group of highly compensated employees consisting of Corporate Pilots and to a select group of management or highly compensated employees who deferred compensation under the Rockwell Collins Deferred Compensation Plan prior to 2005 and attained 85 points under the Rule of 85 after December 31, 2004.  This Plan is unfunded for tax purposes and for purposes of Title I of ERISA.

This Plan is established effective as of January 1, 2005 for accrued benefits that were earned and vested after December 31, 2004 under the Rockwell Collins Non-Qualified Pension Plan (“Pre-2005 Plan”) through September 30, 2006, the date the Pre-2005 Plan was frozen.  This Plan was amended and restated on December 17, 2010.

ARTICLE I
DEFINITIONS

1.003     Actuarial Equivalent means equal value based on Interest Rate and, as applicable, Mortality Assumptions.  The calculations for specific purposes are as described below. For all purposes, actuarial equivalence shall be determined as of the earliest of the Participant's Separation from Service, Retirement, death or, if the Participant has elected a distribution under Section 2.050, a 409A Change of Control.

(a)	For a lump sum calculated upon Retirement the calculation will reflect the immediate benefit payable.

(b)	For a lump sum calculated upon Separation from Service other than a Layoff-Slide the calculation will reflect the normal age 65 retirement benefit (as defined in the Company Pension Plan).

(c)
For a lump sum calculated upon a Layoff-Slide the calculation will reflect the retirement benefit payable at age 55 (as defined in the Company Pension Plan), as determined reflecting any additional age and/or service that would be earned by age 55 under those provisions.

(d)	For annual installment payments, the calculation will reflect the immediate benefit payable converted to a period-certain annuity.

(e)	For purposes of Section 2.030(e), a level benefit shall be determined that is the actuarial equivalent of:

i.
the benefit determined under Section 2.030 and payable without reduction for the benefit that would be payable under the Certain Salaried Sub-Plan until the later of (i) the earliest Annuity Starting Date under the Certain Salaried Sub-Plan (assuming that the Participant has terminated employment as of the earliest date identified in clause (ii)) or (ii) the earliest of the Participant's Separation from Service, Retirement, death or, if the Participant has elected a distribution under Section 2.050, a 409A Change of Control, plus

ii.
the benefit payable under Section 2.030 reduced as of the later of (i) the earliest Annuity Starting Date under the Certain Salaried Sub-Plan (assuming that the Participant has terminated employment as of the earliest date identified in clause (ii)) or (ii) the earliest of the Participant's Separation from Service, Retirement, death or, if the Participant has elected a distribution under Section 2.050, a 409A Change of Control by the amount of the benefit that would be payable under the Certain Salaried Sub-Plan if the Annuity Starting Date was equal to such date and the same optional form of payment was elected.

For Participants who have elected to receive their benefits as an annuity option, as allowed by Section 2.040, the calculation shall reflect benefits payable in the elected annuity form under this Plan.  For Participants who have elected to receive their benefits as a lump sum or annual installments, as allowed by Section 2.040, the calculation shall reflect benefits payable as a single life annuity.

(f)
For purposes of determining the benefit payable as of the deferred payment date after a change in election pursuant to Section 6.020, the benefits shall be calculated as if they commenced immediately.  As of the deferred payment date, the Participant, surviving spouse or Participant’s estate shall receive the sum of:

i.	ongoing payments, if applicable, reflecting the elected payment form and survivorship of the Participant and, if applicable, surviving spouse, and

ii.
a one-time payment of all benefits that would have been paid during the five-year deferral period if benefits had not been deferred due to the requirements of Section 6.020.  Each deferred payment shall be increased from the date it otherwise would have been paid to the deferred payment date reflecting the Interest Rate applicable to the original benefit calculation.

1.005     Affiliate means:

(a)
any company incorporated under the laws of one of the United States of America of which the Company owns, directly or indirectly, eighty percent (80%) or more of the combined voting power of all classes of stock or eighty percent (80%) or more of the total value of the shares of all classes of stock (all within the meaning of Code Section 1563);

(b)
any partnership or other business entity organized under such laws, of which the Company owns, directly or indirectly, eighty percent (80%) or more of the voting power or eighty percent (80%) or more of the total value (all within the meaning of Code Section 414(c)); and

(c)	any other company deemed to be an Affiliate by the Board of Directors.

1.010	Benefit Limitation means the limitations on benefits payable from Defined Benefit Plans which are imposed by Section 415 of the Code.

1.020	Board of Directors means the Company's Board of Directors.

1.025	Certain Salaried Sub-Plan means the Certain Salaried Plan (Sub Plan No. 003) to the Company Pension Plan.

1.030	Change of Control means any of the following:

(a)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:  (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) of this Section 1.030; or

(b)
Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to that date whose election, or nomination for election by the Company's shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Company Transaction”), in each case, unless, following such Company Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Company Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Company Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Company Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Company Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Company Transaction and (3) at least a majority of the members of the board of directors of the corporation resulting from such Company Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Company Transaction; or

(d)	Approval by the Company’s shareowners of a complete liquidation or dissolution of the Company.

1.040	Code means the Internal Revenue Code of 1986, as amended.

1.050	Committee means the Compensation Committee of the Board of Directors.

1.060	Company means Rockwell Collins, Inc., a Delaware corporation.

1.070
Company Officer means an employee who, effective July 23, 2007 attains a Salary Grade of M0 or M1, or who prior to July 23, 2007 but after June 30, 2006 attained a Salary Grade of M9 or M0 or who prior to July 1, 2006 attained a Salary Grade of 23 or higher.

1.080	Company Pension Plan means the Rockwell Collins Pension Plan.

1.090
Compensation Limit means the limitation imposed by Section 401(a)(17) of the Code on the amount of compensation which can be considered in determining the amount of a participant's benefit under the Company Pension Plan.

1.095
Corporate Pilot means any Participant in the Company Pension Plan whose primary duty as an employee is the operation of aircraft as a pilot or co-pilot for at least one year  immediately preceding the earliest of (i) Retirement, (ii) termination, if at the time of termination the Participant is Retirement eligible, or (iii) Layoff, if the Participant is or will become Retirement eligible while on Layoff status.

1.100	Defined Benefit Plan has the same meaning given that term in Section 3(35) of ERISA.

1.105
Delinkage Date means January 1, 2009 or such other date as is permitted under Section 409A and is approved by the Chief Executive Officer, Chief Financial Officer, Senior Vice President, Human Resources or General Counsel of the Company.

1.107	Electronics Salaried Sub-Plan means the Electronics Salaried Plan (Sub Plan No. 028) to the Company Pension Plan.

1.110
Employee means any person who is employed by the Company or by an Affiliate, including, to the extent permitted by Section 406 of the Code, any United States citizen regularly employed by a foreign Affiliate of the Company.

1.120	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.130
409A Change of Control means a “Change of Control Event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i) and as set forth in Treasury Regulation Section 1.409A-3(i)(5)(v)-(vii), applying the default rules and percentages set forth in such Treasury Regulations.

1.140
Highly Compensated Employee means a participant in or retiree under the Company Pension Plan whose compensation would otherwise be considered under such Plan in determining his benefits thereunder in excess of the Compensation Limit.

1.150
Interest Rate means the average 30-Year Treasury Rate as published by the Internal Revenue Service in the October preceding the year of the earliest of the Participant's Separation from Service, Retirement, death or, if the Participant has elected a distribution under Section 2.050, a 409A Change of Control.

1.151	Layoff shall have the meaning ascribed to the term “Layoff” in the Company Pension Plan.

1.155
Layoff-Slide means the Separation from Service by a Participant resulting from a reduction in force, for a Participant who has attained age 50 but not attained age 55 at the time of such Separation from Service, if service completed prior to the Layoff-Slide will be considered in the event the Participant is re-employed, under applicable policies or procedures.  A Participant shall be deemed to be on Layoff-Slide status for that period of time during which such service will be reinstated in the event of such re-employment.

1.160
Mortality Assumptions means the FAS 87 mortality assumptions used for the Company’s Net Periodic Benefit Costs in the Company’s fiscal year during which the earliest of the Participant's Separation from Service, Retirement, death or, if the Participant has elected a distribution under Section 2.050, a 409A Change of Control occurs.

1.170
Participant means any participant in the Company Pension Plan whose benefits payable therefrom are restricted by the Benefit Limitation or the Compensation Limit.  Employees who were hired on or before September 30, 2006 who (1) are Corporate Pilots, (2) are Company Officers hired on or after January 1, 1993 but eligible for the pre-1993 formula under the Company Pension Plan, or (3) are participants in the Company Pension Plan who deferred compensation under the Rockwell Collins Deferred Compensation Plan and attained 85 points under the Rule of 85 after December 31, 2004, are also eligible to participate in this Plan.  Notwithstanding any other provision of this Plan or the Company Pension Plan to the contrary, no Employee or other person, individual or entity shall become a Participant in this Plan after the earlier of (a) September 30, 2006 or (b) the day on which a Change of Control occurs.

1.180	Plan means this Amended and Restated Rockwell Collins 2005 Non-Qualified Pension Plan.

1.190	Plan Administrator means the person from time to time so designated by name or corporate office by the Board of Directors.

1.200	Pre-2005 Plan means the Rockwell Collins Non-Qualified Pension Plan and its predecessor, the Rockwell International Corporation Non-Qualified Pension Plan.

1.210	Retirement means “separation from service” from the Company and all of its Affiliates, within the meaning of Section 409A, on or after attainment of age 55 other than for reason of death.

1.220
Rule of 85 means, with respect to a Participant in the Electronics Salaried or Certain Salaried sub-plans of the Company Pension Plan attainment of at least age 55 but not more than age 62 with a sum of age (in years and months) and Credited Service (as defined in the Company Pension Plan) (in years and months) total 85 or more on or before the date of Separation from Service or Retirement.  For purposes of determining eligibility, years and months of service with the Company after September 30, 2006 shall also be considered.

1.230	Section 409A means Section 409A of the Code and any regulations or other guidance issued thereunder.

1.240	Securities Exchange Act means the Securities Exchange Act of 1934, as amended.

1.250	Separation from Service means a “separation from service” from the Company and all of its Affiliates, within the meaning of Section 409A, other than for reasons of Retirement or death.

1.260	Specified Employee has the meaning set forth in Section 409A, as determined each year in accordance with procedures established by the Company.

1.270
Third Party Administrator means an independent third party selected by the Trustee and approved by the individual who, immediately prior to a Change of Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”).

1.280	Trust means the master trust established by agreement between the Company and the Trustee, which will be a grantor trust.

1.290	Trustee means Wells Fargo Bank, N.A., or any successor trustee of the Trust described in Section 1.280 of this Plan.

Terms not otherwise defined in this Article I shall have meanings set forth in the Company Pension Plan document.

ARTICLE II
DETERMINATION OF BENEFITS

2.005
Effective as of the close of business on September 30, 2006, and notwithstanding any other provision in this Plan (or in the Company Pension Plan) to the contrary, individuals who first become Employees after September 30, 2006 will not be eligible to become Participants in this Plan.   No benefits shall be accrued under this Plan after September 30, 2006, except pursuant to the Rule of 85.

2.010
This Plan has been established by the Company as a non-qualified pension plan for benefits earned and vested on and after January 1, 2005 for those employees of the Company and its Affiliates whose retirement benefits under the Company Pension Plan are, in the determination of those benefits, reduced by reason of application of the Compensation Limit and/or the Benefit Limitation for benefits earned and vested on and after January 1, 2005.  The Plan also provides enhanced benefits to (a) Corporate Pilots, (b) Company Officers hired on or after January 1, 1993 but eligible for the pre-1993 formula under the Company Pension Plan, and (c) Participants in the Company Pension Plan who deferred compensation under the Rockwell Collins Deferred Compensation Plan and attained 85 points under the Rule of 85 after December 31, 2004.  The Company shall pay from its general assets or from the Trust, as the case may be, to each Participant, or to the beneficiary, surviving spouse or joint annuitant of the Participant, a benefit which is equal to the amount of such reduction or enhancement and reduction or enhancement for benefits payable under the Pre-2005 Plan.

2.015
In the case of a Participant in the Company Pension Plan who deferred compensation under the Rockwell Collins Deferred Compensation Plan and attained 85 points under the Rule of 85 after December 31, 2004, the amount of the Participant’s benefits under the Company Pension Plan, to the extent reduced because of the Participant’s election to defer compensation under the Company’s Deferred Compensation Plan, shall instead be provided under this Plan.

2.020
If the monthly benefit for which a Participant would have been otherwise eligible at retirement under the Company Pension Plan is reduced because of application of the Compensation Limit,  the amount of such reduction shall instead be provided under this Plan.  For purposes of determining the benefit payable under this Plan, a Participant’s Average Annual Earnings shall mean the highest amount that can be determined by averaging the Participant’s Earnings (as defined in the Company Pension Plan) for any five (5) calendar years within the ten (10) calendar years (or lesser period, if applicable) of active employment which immediately precede the earliest of the dates on which the Participant retires, dies, terminates or commences an approved absence for disability or the date of the Company Pension Plan freeze (September 30, 2006) in accordance with the Company Pension Plan.  In determining Average Annual Earnings (as defined in the Company Pension Plan), any calendar year in which the Participant has less than a full year of Credited Service (as defined in the Company Pension Plan) shall be disregarded if doing so would  provide the Participant with a greater benefit.

2.025
In the case of a Participant who first becomes an Employee on or after January 1, 1993 and, prior to the earlier of his retirement from the Company or September 30, 2006 becomes a Company Officer, the monthly benefit payable to such Participant from this Plan shall be calculated pursuant to the same formula as is set forth in Article IV [Normal Retirement Benefit for Pre-1993 Participant] of the Certain Salaried or Electronics Salaried Sub-Plans of the Company Pension Plan for participants in that plan who were first employed by the Company prior to January 1, 1993, as applicable.

In the case of such Participant who is a Company Officer and has accrued Vesting Service under the Company Pension Plan on or before December 31, 2002, the monthly benefit payable to such Participant from this Plan shall be calculated pursuant to the same formula as is set forth in 4.040(g) [Early Retirement under Rule of 85] of the Certain Salaried or Electronics Salaried Sub-Plans of the Company Pension Plan regardless of his date of hire.

The benefit provided under this Section 2.025 shall be reduced by the Actuarial Equivalent of the benefit payable to the Participant under the Company Pension Plan.

2.030	In the case of a Corporate Pilot, the following provisions shall apply effective as of January 1, 1989 and shall supplement benefits earned by a Corporate Pilot under the Certain Salaried Sub-Plan.

(a)
Normal Retirement Benefit – At any time after attaining age 58, a Corporate Pilot may retire and receive a normal retirement benefit as hereinafter provided based upon Earnings and Credited Service, as determined in Article IV of the Certain Salaried Sub-Plan, to his Retirement date. The normal retirement benefit to which a Corporate Pilot shall be entitled shall equal the highest amount as determined under the applicable sub-section 4.040(b), (c) or (d) of the Certain Salaried Sub-Plan by 1) substituting all references to age 62 with age 58, 2) substituting all references to age 55 with age 50, and 3) substituting the percentage of the Social Security Earnings Limit Offset used in sub-sections 4.040(b)(2) and 4.040(c)(2) of the Certain Salaried or Electronics Salaried Sub-Plans of the Company Pension Plan as follows:

(i)  For a Corporate Pilot whose date of birth is before 1938, the reduction shall be 0.390% of his Social Security Earnings Limit;

(ii)  For a Corporate Pilot whose date of birth is on or after January 1, 1938, and before January 1, 1955, the reduction shall be 0.365% of his Social Security Earnings Limit; and

(iii)  For a Corporate Pilot whose date of birth is on or after January 1, 1955, the reduction shall be 0.340% of his Social Security Earnings Limit.

For this purpose, no changes in the Social Security Earnings Limit will be taken into account for any period after September 30, 2006.

(b)
Early Retirement Benefit – At any time after attaining age 50, a Corporate Pilot may retire and receive a reduced early retirement benefit. The early retirement benefit to which a Corporate Pilot shall be entitled shall equal the Normal Retirement Benefit computed as provided in Section 2.030(a) above except that the amount of such benefit shall be reduced by ½ of 1% for each complete month by which such commencement date precedes age 58.

(c)
Supplemental Allowance – Any Corporate Pilot who retires under this Article II shall be deemed to be eligible for the supplemental allowance described in sub-section 4.040(f) [Supplemental Allowance upon Regular Early Retirement] of the Certain Salaried Sub-Plan if, at the time benefits become payable hereunder, he is eligible to elect to commence his retirement benefit prior to the age as of which old age benefits first become payable under the Federal Social Security Act (as in effect at the date of Retirement), and at the time of such termination he satisfies either (i) or (ii) below:

(i) has completed 15 or more years of Vesting Service and has attained age 58
(ii) has completed 30 or more years of Vesting Service and has attained age 50

(d)
Early Retirement under Rule of 85 – Any Corporate Pilot who has attained age 50 but not age 58, and whose Credited Service plus his age total a minimum of 85 shall be deemed to be eligible to receive retirement income, payable in accordance with sub-section 4.040(g) of the Certain Salaried sub-plan, by substituting the percentage of the Social Security Earnings Limit Offset used in sub-sections 4.040(g)(1)(C), 4.040(g)(2)(A)(ii) and 4.040(g)(2)(C)(i) as follows:

(i)  For a Corporate Pilot whose date of birth is before 1938, the reduction shall be 0.390% of his Social Security Earnings Limit;

(ii)  For a Corporate Pilot whose date of birth is on or after January 1, 1938, and before January 1, 1955, the reduction shall be 0.365% of his Social Security Earnings Limit; and

(iii)  For a Corporate Pilot whose date of birth is on or after January 1, 1955, the reduction shall be 0.340% of his Social Security Earnings Limit.

For this purpose, no changes in the Social Security Earnings Limit will be taken into account for any period after September 30, 2006.

(e)
The benefit provided under this Section 2.030 shall be the Actuarial Equivalent of the benefit otherwise payable under this Section 2.030 reduced by the Actuarial Equivalent of the benefit payable to the Corporate Pilot under the Certain Salaried Sub-Plan.  All non-qualified pension benefits for Corporate Pilots are considered earned and vested after December 31, 2004 and are therefore payable under this Plan and not the Pre-2005 Plan.

2.035
Subject to the provisions of Section 2.050, for Retirement distributions that commence prior to the Delinkage Date, any benefit payable under this Plan shall be paid to or in respect of the Participant in the same manner and at the same time and form that benefits become payable under the Company Pension Plan.

2.040
For distributions that commence on and after the Delinkage Date, the distribution provisions of the Company Pension Plan shall have no application to this Plan.  Effective for distributions that commence on and after the Delinkage Date, distribution to a Participant of his or her accrued benefit hereunder shall only be made upon the earliest of the Participant's Separation from Service, Retirement, death or, if the Participant has elected a distribution under Section 2.050, a 409A Change of Control.  All such distributions to Participants, as well as distributions made to beneficiaries hereunder, shall be made in the form of lump sum payments (including the value of any supplemental allowance determined under Section 2.030(c) above), subject to the following:

(a)	Any lump sum distribution under this Plan shall be the Actuarial Equivalent of the benefit otherwise payable under the Plan.

(b)
Effective for distributions commencing on or after the Delinkage Date, a Participant may make a one-time, irrevocable election to have his or her accrued benefit (including the value of any supplemental allowance determined under Section 2.030(c) above) under this Plan paid in (1) no more than ten (10) equal annual installments commencing upon Retirement that are the Actuarial Equivalent of the Participant’s accrued benefit under this Plan, or (2) the form of an annuity described in Exhibit A to this Plan.  Such election shall only apply to accrued benefits commencing upon Retirement and only if the Actuarial Equivalent lump sum of the Participant’s accrued benefit upon Retirement is greater than the amount specified under Section 402(g)(1)(B) of the Code ($15,500 for 2008).  A Participant may elect any of the forms of annuities or installments without the consent of such election by the Participant’s spouse.  Any such election to receive installments or an annuity shall be made no later than December 31st immediately preceding the Delinkage Date.  Except as otherwise provided in Section 6.020, such election shall be irrevocable.

2.050
Effective as of the Delinkage Date, notwithstanding any other provision of this Plan to the contrary, a Participant (including, for purposes of this Section 2.050, a retiree who is currently receiving benefits under this Plan) may elect to have the benefits due hereunder paid as an Actuarial Equivalent lump sum in the event of the occurrence of a 409A Change of Control, subject to the following:

(a)	To be effective, the election must be made in writing and filed with the Committee no later than the December 31st immediately preceding the Delinkage Date.

(b)	Subject to Section 6.020, such election shall be irrevocable.

(c)
Lump sum payments to be made under this Section 2.050 to Participants or, in the case of the Participant's death, to the Participant's beneficiary shall be made within forty-five (45) days following the 409A Change of Control.

(d)
Notwithstanding the foregoing, if the Participant does not file a timely written or electronic election in accordance with Section 2.050(a) to receive or not receive his or her accrued benefit under the Plan in a lump sum upon a 409A Change of Control, then such Participant’s accrued benefit under the Plan will automatically be paid in a lump sum upon a 409A Change of Control.

(e)
For purposes of calculating the amount of the lump-sum distribution under this Plan, Participants who have attained age 50 but not attained age 55 at the time of a 409A Change of Control, shall be treated as if they were separated from service by reason of Layoff-Slide.  For purposes of calculating the amount of the lump sum distribution under this Plan, Participants, who are age 55 or older at the time of a 409A Change of Control, shall be treated as if they were separated from service by reason of Retirement.

2.060	Effective as of the Delinkage Date, with respect to distributions which are payable to a Participant or, in the event of the Participant's death, to his beneficiary:

(a)
Subject to Section 6.030, any lump sum payments shall be paid within the sixty (60) day period following the close of the calendar year which includes the Participant's Separation from Service, Retirement or, if applicable, death.

(b)
Subject to Section 6.030, each annual installment payable shall be paid within the sixty (60) day period following the close of each calendar year during the payment period, commencing with the calendar year following the year which includes the Participant's Retirement or, if applicable, death.

2.070
Effective as of the Delinkage Date, notwithstanding any other provision of this Plan to the contrary, in the event that a Participant dies prior to commencement of distribution of his accrued benefit under the Plan, the Participant’s accrued benefit under this Plan shall be paid in a lump sum to his designated beneficiary within the sixty (60) day period following the close of the calendar year which includes the Participant’s death.  For purposes of this Section 2.070, the Participant’s accrued benefit shall be the present value of the accrued benefit payable in the form of a pre-retirement death benefit under the Company Pension Plan without regard to the Benefit Limitation and Compensation Limit, reduced by the present value of the accrued benefit payable in the form of the pre-retirement death benefit pursuant to the Company Pension Plan.  The beneficiary of such pre-retirement death benefit shall be designated as follows:

(a)
A Participant who is unmarried on the date of such beneficiary designation may designate any person or persons as his beneficiary or beneficiaries (both principal as well as contingent) to whom distribution under this Plan shall be made in the event of his death prior to distribution of his accrued benefit under the Plan.  In the absence of such designation, the succession of beneficiaries, as specified in Section 8.020 of the Company Pension Plan shall be controlling.

(b)
Notwithstanding any other provision of this Plan, in the event that a Participant is married on the date of his death and the Participant dies prior to commencement of distribution of benefits under this Plan, the Participant’s surviving spouse shall be the beneficiary of the Participant’s benefit under this Plan.

2.080
Notwithstanding any other provision of this Plan to the contrary, if the Participant dies after commencement of distribution of his accrued benefit under the Plan, such benefit will be paid in the form elected pursuant to Section 2.040.

2.090
Notwithstanding any other provision of this Plan to the contrary, in the event that a Participant Separates from Service prior to the Delinkage Date and prior to distribution of benefits under the Plan, any benefit payable under this Plan shall be paid to or in respect of the Participant in an Actuarial Equivalent lump sum within the sixty (60) day period following the close of the calendar year immediately preceding the Delinkage Date.

ARTICLE III
CLAIMS PROCEDURE

3.010
Any person claiming a right to participate in this Plan, claiming a benefit under this Plan or requesting information under this Plan shall present the claim or request in writing to the Committee, who shall respond in writing within ninety (90) days following the receipt of the request.    If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be extended by an additional ninety (90) days.

3.020	If the claim or request is denied, the written notice of denial shall state:

(a)	the reasons for denial and specific references to pertinent Plan provisions on which the denial is based;

(b)	a description of any additional material or information required and an explanation of why it is necessary; and

(c)	an explanation of this Plan's claim review procedure.

3.030
A claimant whose claim is denied (or his duly authorized representative) may, within sixty (60) days after receipt of denial of the claim:  (a) submit a written request for review to the Committee; (b) review pertinent documents; and (c) submit issues and comments in writing.

3.040
A decision on a request for review shall normally be made within sixty (60) days after the date of such request.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be extended by an additional sixty (60) days.  The decision shall be in writing and shall be final and binding on all parties concerned.

ARTICLE IV
AMENDMENT AND TERMINATION; MISCELLANEOUS PROVISIONS

4.010
The Board of Directors shall have the power to amend, suspend or terminate this Plan at any time, except that no such action shall adversely affect rights with respect to any benefit without the consent of the person affected.  Notwithstanding the foregoing, except as otherwise permitted by Section 409A, in the event of any termination of the Plan, any benefit payable under the Plan shall continue to be paid in accordance with the terms of the Plan in effect on the date of Plan termination.

4.020
This Plan shall be interpreted and administered by the Committee.  All interpretations and decisions by the Committee in connection with the administration of the Plan shall be final, conclusive and binding on all Participants and any Beneficiary or other person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously; provided, that interpretations by the Plan Administrator of those provisions of the Company Pension Plan which are also applicable to this Plan shall be binding on the Committee.

The Committee shall have the authority to deviate from the literal terms of the Plan to the extent it shall determine to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law.  Any individual serving on the Committee, or as Plan Administrator, who is a Participant will not vote or act on any matter relating solely to himself or herself.

Notwithstanding any other provision of this Plan to the contrary, upon and after the occurrence of a Change of Control, the Plan will be administered by the Third-Party Administrator.  The Third-Party Administrator will have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited, to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change of Control, such administrator will have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust.

Upon and after the occurrence of a Change of Control, the Company will be required to:

(a)	pay all reasonable administrative expenses and fees of the Third-Party Administrator;

(b)
indemnify the Third-Party Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of such administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the said administrator or its employees or agents;

(c)
supply full and timely information to the Third-Party Administrator on all matters relating to the Plan, the Trust, the Participants and any surviving spouses and contingent annuitants, the benefits of the Participants, the date of circumstances of the Retirement, death or Separation from Service of the Participants, and such other pertinent information as the Third-Party Administrator may reasonably require; and

(d)
upon and after a Change of Control, the Third-Party Administrator may not be terminated by the Company and may only be terminated (and a replacement appointed) by the Trustee, but only with the approval of the Ex-CEO (as defined in Section 1.270).

4.030
This Plan is an unfunded employee benefit plan primarily for providing benefits to an identified group of management or highly compensated employees of the Company and is also an excess benefit plan (as defined by Section 3(36) of ERISA).  This Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.  Participants and their beneficiaries, estates, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company or its Affiliates.  Any and all of the assets of the Company and its Affiliates shall be, and remain, the general, unpledged, unrestricted assets of the Company and its Affiliates.  The Company's and any Affiliate's sole obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company or such Affiliate to pay money in the future.

4.040
Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey, in advance of actual receipt, any interest he may have hereunder.  A Participant's rights to benefits described herein are and shall be nonassignable and nontransferable prior to actual distribution as provided by this Plan.  Any such attempted assignment or transfer shall be ineffective with respect to the Company and with respect to any Affiliate, and the Company's and any Affiliate's sole obligation shall be to distribute benefits to Participants, their beneficiaries or estates as appropriate.  No part of any Participant's benefits hereunder shall, prior to actual payment as provided by this Plan, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall any such benefits be transferable by operation of law in the event of a Participant's or any other persons bankruptcy or insolvency, except as otherwise required by law.

4.050
This Plan shall not be deemed to constitute a contract of employment between the Company or any of its Affiliates and any Participant, and no Participant, beneficiary or estate shall have any right or claim against the Company or any of its Affiliate under this Plan except as may otherwise be specifically provided in this Plan.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or any Affiliate or to interfere with the right of the Company or any Affiliate to discipline, discharge or change the status of a Participant at any time.

4.060
A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee or its delegates in order to facilitate proper administration (including distributions to and in respect of Participants) of this Plan and by taking such other action as may be reasonably requested by the Committee or its delegate.

4.070
Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of Iowa.  In the event that any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan, which shall be construed and enforced as if such illegal or invalid provision were not included in this Plan.  The provisions of this Plan shall bind and obligate the Company and its Affiliates and their successors, including, but not limited to, any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company or its Affiliates and their successors of any such company or other business entity.

4.080
All words used in this Plan in the masculine gender shall be construed as if used in the feminine gender where appropriate.  All words used in this Plan in the singular or plural shall be construed as if used in the plural or singular where appropriate.

ARTICLE V
TRUST

5.010
Establishment of the Trust. The Company shall establish the Trust (which may be referred to herein as a “Rabbi Trust”).  The Trust shall become irrevocable upon a Change of Control (to the extent not then irrevocable).  Notwithstanding any other provision of this Plan to the contrary, the Trust shall not become irrevocable or funded with respect to this Plan upon the occurrence of an event described in Section 1.030(d).  After the Trust has become irrevocable with respect to the Plan, except as otherwise provided in Section 12 of the Trust, the Trust shall remain irrevocable with respect to the Plan until all benefits due under this Plan and benefits and account balances due to any participants and beneficiaries under any other plan covered by the Trust have been paid in full.  Upon establishment of the Trust, the Company shall provide for funding of the Trust in accordance with the terms of the Trust.

5.020
Interrelationship of the Plan and the Trust.  The provisions of the Plan and any Participant’s Participation Agreement Form will govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust will govern the rights of the Company and its Affiliates, Participants and the creditors of the Company and its Affiliates to the assets transferred to the Trust.  The Company and each of its Affiliates employing any Participant will at all times remain liable to carry out their obligations under the Plan.

5.030
Distributions From the Trust.  The Company’s and each of its Affiliate's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution will reduce their obligations under this Plan.

5.040	Rabbi Trust. The Rabbi Trust shall:

(a)	be a non-qualified grantor trust which satisfies in all material respects the requirement of Revenue Procedure 92-64, 1992-2 CB 122 (or any successor Revenue Procedure or other applicable authority);

(b)	be irrevocable upon a 409A Change of Control, to the extent not then irrevocable (other than an event described in Section 1.030(d)); and

(c)	provide that any successor trustee shall be a bank trust department or other party that may be granted corporate trustee powers under state law.

ARTICLE VI
SECTION 409A

6.010
Section 409A Generally.  This Plan is intended to comply with Section 409A.  Notwithstanding any other provision of this Plan to the contrary, the Company makes no representation that this Plan or any benefit payable under this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Plan.

6.020
Changes in Elections.  Effective as of the Delinkage Date, notwithstanding any other provision of this Plan to the contrary, once an election is made pursuant to this Plan it shall be irrevocable unless all of the following conditions are met:

(a)	the election to change the time or form of payment will not become effective until the date that is one year after the date on which the election to make the change is made;

(b)
except with respect to any payment to be made upon the death of a Participant, the form of payment, as changed, will defer payment of the Participant’s accrued benefit until at least five (5) years later than the date that payment of such Participant’s accrued benefit would otherwise have been made under this Plan; and

(c)
with respect to a payment that is to be made upon a fixed date or schedule of dates, the election to change the form of payment is made no less than twelve (12) months before the date that payment of the accrued benefit was otherwise scheduled to be paid.

The entitlement to a life annuity is treated as the entitlement to a single payment.  Notwithstanding the above, to the extent permitted under Code Section 409A and permitted by the Plan Administrator, a Participant may change the form of distribution from one type of life annuity to another type of life annuity before the annuity commencement date without having to delay the payment commencement date at least five years, provided that the annuities are actuarially equivalent applying reasonable actuarial assumptions

For purposes of Section 6.020(b) and (c), all payments scheduled to be made in the form of installments that are attributable to a particular Plan Year will be treated as scheduled to be made on the date that the first installment of such series of payments is otherwise scheduled to be made (that is, the installments will be treated as an entitlement to a single payment for purposes of Section 409A).

Once a change in election is made and recorded pursuant to the Plan, such election will be irrevocable unless all of the conditions of this Section 6.020 are met.  Notwithstanding any other provision of this Plan to the contrary, a Participant will be permitted to make only one change in election pursuant to this Section 6.020 with respect to the accrued benefit to which such election relates.

With respect to election made by a married Participant whose marriage terminates due to death or divorce after the Delinkage Date, but prior to the distribution of benefits payable under the Plan, such election made by the Participant for a joint annuity as described in Exhibit A, will be defaulted to a single life annuity without resulting in a change of election as described in this Section 6.020.

6.030
Six Month Wait for Specified Employees.  Effective as of the Delinkage Date, notwithstanding any other provision of this Plan to the contrary, to the extent that any accrued benefit payable under the Plan constitute an amount payable upon Separation from Service or Retirement to any Participant under the Plan who is deemed to be a Specified Employee, then such amount will not be paid during the six (6) month period following such Separation from Service or Retirement.  If the provisions of this Section 6.030 apply to a Participant who incurs a Separation from Service or Retirement, within the first six (6) months of the calendar year, then such amount will be paid within the first sixty (60) days following the close of the calendar year which includes the Participant’s Separation from Service or Retirement.  If the provisions of this Section 6.030 apply to a Participant who incurs a Separation from Service or Retirement within the last six (6) months of the calendar year, then such amount will be paid within the first sixty (60) days after June 30th of the calendar year following the year in which includes the Participant’s Separation from Service or Retirement.

Exhibit A

Annuity Options

Annuity Options:

(a)
Participants Without a Spouse.  The form of annuity payable to a Participant who does not have a spouse, and who does not otherwise elect shall be paid in the form of a single life annuity with monthly installments for the Participant’s life.

(b)
Participants With a Spouse.  The forms of annuities available to participant who is married on his annuity starting date will be a single life annuity with monthly installments for the Participant’s life and joint annuities with 60%, 75% or 100% continuation options.  The monthly payments to a Participant shall be reduced by five percent (5%) if the Participant selects the (60%) continuation option, by percent (10%) if the Participant selects the seventy-five percent (75%) continuation option, or by fifteen percent (15%) if the Participant selects the one hundred percent (100%) continuation option.   The amount of the monthly benefit payable to such surviving spouse shall equal the percentage selected of the reduced monthly benefit payable to such Participant.